Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement"), dated as of March 1, 2024 (the "Effective Date"), is entered into by and between Charles C. Bracher ("Consultant") and Grocery Outlet Inc., a California corporation (the "Company").

1.Engagement and Term.

(a)The Company hereby engages Consultant to serve as an independent contractor to the Company to commence on March 1, 2024 and ending on September 1, 2024 (the "Consulting Term").

(b)During the Consulting Term, Consultant agrees to assist the Company with the orderly transition of the duties and responsibilities associated with the Chief Financial Officer position of the Company and GO, together with providing advice and assistance on such other matters relating to the business of the Company and GO as may be mutually agreed from time to time (the "Consulting Services"). The Consulting Services provided by Consultant shall be performed exclusively by Consultant and shall be performed timely as reasonably requested by the Company. The parties hereto acknowledge that the level of bona fide services to be provided under this Agreement are expected to represent less than twenty percent (20%) of the average level of bona fide services performed by Consultant to the Company and its subsidiaries and affiliates (including Grocery Outlet Holding Corp., the Company’s parent entity ("GO")) over the immediately preceding thirty-six (36) month period.

2.Consulting Fee and Expenses/Independent Contractor.

(a)As consideration for the Consulting Services, GO will pay Consultant $11,000 per month during the term of the agreement, payable no less frequently than once per month, in arrears.

(b)Consultant acknowledges that, during the Consulting Term, Consultant will not be an "employee" (or person of similar status) of the Company or any of its affiliates for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). Consultant acknowledges and agrees that the Company will not withhold or deduct from payments or benefits any amounts as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws, and Consultant will be solely responsible for the payment of any federal, state or local income or payroll taxes with respect to any payments or benefits. In the event that the consulting arrangement described herein is reclassified as an employment relationship by any governmental agency or court, Consultant acknowledges and agrees that Consultant will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company or its affiliates as a result of such reclassification.

(c)During the Consulting Term, the Company shall reimburse Consultant for reasonable out-of-pocket business expenses (including travel expenses) incurred in the performance of the Consulting Services within sixty (60) days following receipt of reasonably satisfactory documentation in accordance with the general policies of the Company.

(d)It is understood by the Company and Consultant that during the Consulting Term, Consultant shall be an independent contractor with respect to the Company and not an employee of the Company. Consultant acknowledges and agrees that other than Consultant’s continued participation in the Company’s 2014 Stock Incentive Plan and 2019 Stock Incentive Plan in accordance with the terms thereof, Consultant is not eligible for, cannot actively participate in, and cannot accrue service credit or have contributions made, under any employee benefit plan sponsored or maintained by the Company, including without limitation, workers’ or unemployment compensation benefits, any plan which is intended to qualify under Section 401(a) of the Code, fringe benefits or other similar plans of the Company or any of its affiliates.

(e)For the convenience of the Company and in order for Consultant to provide the Consulting Services required under this Agreement, the Company shall continue, without interruption and as applicable, to provide Consultant with (i) access to business records and documents of the Company; (ii) keys, security passes, and other means of access to the Company’s offices and parking facilities; (iii) computer hardware, equipment and software belonging to the Company and all passwords related thereto; and (iv) access to the internal and external networks of the Company, all to be used in connection with providing the Consulting Services.

3.Miscellaneous.

(a)During the Consulting Term, Consultant may receive, have access to and otherwise be exposed to confidential and proprietary information of the Company and its subsidiaries and affiliates, including without limitation, non-public, confidential or personal information and materials relating to or concerning (i) the Company and its activities or (ii) any of the directors or officers of Company and its subsidiaries and affiliates (the "Confidential Information"). For purposes of this Section 3(a), Confidential Information does not include information which (i) is or becomes available to the public through no act or omission of Consultant, (ii) is proven to have been previously disclosed to or known by Consultant prior to disclosure by Company, (iii) was lawfully received by Consultant from third parties without any obligation to hold it in confidence, or (iv) is approved for release by written authorization of the Company, but only to the extent of and subject to such conditions as may be imposed in such written authorization. Consultant agrees to not, at any time (whether during or after the Consulting Term), disclose or use for Consultant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any Confidential Information.

(b)Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a "Governmental Entity") with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Consultant be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates without prior written consent of the Company’s General Counsel or other officer designated by the Board.

(c)This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States. The parties hereto agree that any future disputes between them shall be tried to a judge rather than a jury and the parties hereby waive a trial by jury on such disputes.

(d)If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

(e)Each party and its counsel has reviewed this Agreement or has been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

(f)The Agreement sets forth the entire agreement between the parties hereto with respect to the Consulting Services, and fully supersedes any and all prior agreements or understandings, other than as expressly set forth herein, between the parties hereto pertaining to the subject matter hereof. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(g)This Agreement shall be effective only upon its execution by the Company and Consultant.

(h)This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures to Appear on the Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GROCERY OUTLET INC.

By:	/s/ Robert J. Sheedy, Jr.
Name:	Robert J. Sheedy, Jr.
Title:	President and CEO

CHARLES C. BRACHER

By:	/s/ Charles C. Bracher
Name:	Charles C. Bracher

4